Exhibit 99.1

ImmuCell Announces Financial Results for Second Quarter of 2017

FOR IMMEDIATE RELEASE

PORTLAND, Maine — August 14, 2017 — ImmuCell Corporation (NasdaqCM: ICCC), a growing animal health company that develops, manufactures and markets scientifically-proven products that improve health and productivity in the dairy and beef industries, today announced unaudited financial results for the quarter ended June 30, 2017.

●	Product sales for the three-month period ended June 30, 2017 totaled $1 7 million compared to $2.4 million in the comparable quarter of 2016, a decrease of 26%. Domestic product sales decreased by 19%, or $382,000, and international product sales decreased by 60%, or $244,000, in comparison to the same period during 2016.

●	Product sales for the six-month period ended June 30, 2017 totaled $5 3 million, essentially flat compared to $5.4 million for the first six months of 2016. Domestic product sales decreased by 6%, or $293,000, and international product sales increased by 33%, or $224,000, in comparison to the same period during 2016.

●	Product sales for the twelve-month period ended June 30, 2017 of $9,475,000 represent a compound annual growth rate of 13.9% during the three-year period ended June 30, 2017.

●	Net (loss) was ($218,000), or ($0.05) per share, for the second quarter of 2017 in comparison to a net (loss) of ($9,000), or less than ($0.01) per share, during the second quarter of 2016.

●	Net income was $366,000, or $0.07 per diluted share, during the six-month period ended June 30, 2017 in comparison to $443,000, or $0.11 per diluted share, during the six-month period ended June 30, 2016.

Second quarter 2017 product sales were impacted by a record level of product sales during the first quarter of 2017. The first quarter is historically the peak selling season for the Company’s First Defense® product line. The record sales of the first quarter may have resulted in some distributors being fully stocked going into the second quarter of 2017. Further, sales during the second quarter of the previous year included approximately $1 3 million in backlog orders that had been unfulfilled from earlier months. Since the third quarter of 2016, the Company has had sufficient available inventory and is shipping in accordance to the current demand of its distributors.

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“We expect to build on the revenue generated in the first half of 2017 and report positive sales growth for the six-month and twelve-month periods ending December 31, 2017, in comparison to the same periods during 2016,” commented Michael F. Brigham, President and CEO.

Market Conditions:

Market conditions in the dairy and beef industries, including milk pricing and prices for calves, weakened during 2016 in comparison to 2015. Milk prices have made modest improvements going into 2017 over the annual averages for 2016 and 2015.

Other Income Statement Data:

●	Net operating (loss) income was ($265,000) and $21,000 during the three-month periods ended June 30, 2017 and 2016, respectively.

●	Net operating income was $653,000 and $720,000 during the six-month periods ended June 30, 2017 and 2016, respectively.

Balance Sheet Data as of June 30, 2017:

●	Cash, cash equivalents and short-term investments decreased to $4 3 million at June 30, 2017 from $10.6 million at December 31, 2016.

●	Net working capital decreased to $3.8 million at June 30, 2017 from $12 3 million at December 31, 2016.

●	Stockholders’ equity increased to $20.2 million at June 30, 2017 from $19 7 million at December 31, 2016.

Product Development and Regulatory Update:

During the fourth quarter of 2017, the Company expects to achieve regulatory approval of First Defense® Tri-ShieldTm, a new formulation of its bovine antibodies that combines the existing bivalent claims (against E. coli and coronavirus) of the First Defense® capsule with a new rotavirus claim in a gel tube delivery format. The Company is working to also achieve regulatory approval of its bivalent gel tube formulation that is currently sold without disease claims as First Defense Technology®.

Update on New Mastitis Product:

During the third quarter of 2016, the Company commenced construction, near its existing Portland, Maine facility, of a new manufacturing facility that would enable ImmuCell to generate a purified, pharmaceutical-grade Nisin drug substance supply at commercial scale. The facility is designed to have ample floor space for a second production line to be purchased and installed in the future to effectively double production output after commercial acceptance of the product is demonstrated. As planned, equipment installation was initiated during the third quarter of 2017, with installation and qualification expected to be complete by year end. To gain regulatory approval of this product, three validation batches must be produced at commercial scale, a detailed CMC Technical Section must be prepared and submitted to the FDA and successful FDA site inspection(s) must be achieved. The Company expects to make the first submission of the CMC Technical Section to the FDA during 2018. An additional submission is expected to be required. Each submission is subject to a six-month review by the FDA. After approval of the final Technical Section, there is a 60-day administrative review before product license approval could be issued. This timeline could support product approval and subsequent market launch, as anticipated, in the second half of 2019.

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“Implementing Nisin production at commercial scale is the most critical action in front of us on the path to regulatory approval of our novel treatment for subclinical mastitis,” further commented Mr. Brigham. “We have displayed some pictures on our website that show the significant progress being made on this project.”

Approximately $10.1 million has been invested in the Nisin production facility project through June 30, 2017. The Company expects to pay for the remaining $10 million of budgeted (and unpaid as of June 30, 2017) expenditures with its $4 3 million of cash on hand as of June 30, 2017 and its $6 million of available bank debt. The available cash balance was increased by $1 million subsequent to June 30, 2017 through the issuance of additional common stock.

Spending on this project is expected to be largely complete by September 30, 2017.

Nisin is a bacteriocin that is not used in human medicines and would not contribute to the growing concern that the widespread use of antibiotics could encourage the growth of antibiotic-resistant bacteria (“superbugs”).

Mastitis, which costs the dairy industry about $2 billion per year, is currently treated with traditional antibiotic products, and treatment is generally reserved for clinical infections when the cow produces non-saleable milk. The “zero milk discard” product feature approved for ImmuCell’s product would make earlier treatment of sick cows economically feasible, while these cows are still producing saleable milk. No other product can provide this kind of value proposition.

Conference Call:

Interested parties can access the conference call scheduled by the Company to review these results by dialing (844) 855-9502 or (412) 317-5499 at 4:30 PM ET today. A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation #10111108.

About ImmuCell:

ImmuCell Corporation’s (NasdaqCM: ICCC) purpose is to create scientifically-proven and practical products that improve animal health and productivity in the dairy and beef industries. ImmuCell has developed products that provide significant, immediate immunity to newborn dairy and beef livestock. The Company is developing a novel treatment for mastitis, the most significant cause of economic loss to the dairy industry. Press releases and other information about the Company are available at: (http://www.immucell.com).

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Unaudited Condensed Statements of (Loss) Income

	For the Three-Month Periods Ended June 30,		For the Six-Month Periods Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016

Product sales	$1,750	$2,376	$5,294	$5,362
Costs of goods sold	828	1,136	2,220	2,365
Gross margin	922	1,240	3,074	2,997

Sales, marketing and administrative expenses	800	839	1,694	1,594
Product development expenses	387	380	727	683
Operating expenses	1,187	1,219	2,421	2,277

NET OPERATING (LOSS) INCOME	(265)	21	653	720

Other expenses, net	36	31	67	55

(LOSS) INCOME BEFORE INCOME TAXES	(301)	(10)	586	665

Income tax (benefit) expense	(83)	(1)	220	222

NET (LOSS) INCOME	$(218)	$(9)	$366	$443

Weighted average common shares outstanding:
Basic	4,848	4,179	4,848	4,006
Diluted	4,848	4,179	4,943	4,117

NET (LOSS) INCOME PER SHARE:
Basic	$(0.05)	$(0.00)	$0.08	$0.11
Diluted	$(0.05)	$(0.00)	$0.07	$0.11

Unaudited Selected Balance Sheet Data

	As of June 30, 2017	As of December 31, 2016
(In thousands)
Cash, cash equivalents and short-term investments(1)	$4,337	$10,624
Net working capital	3,786	12,289
Total assets	28,062	24,697
Stockholders’ equity	$20,196	$19,722

(1) These balances do not include approximately $80 and $343 held temporarily in escrow against certain construction performance requirements as of June 30, 2017 and December 31, 2016, respectively.

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Contacts:	Michael F. Brigham, President and CEO

ImmuCell Corporation

(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame

Lytham Partners, LLC

(602) 889-9700

iccc@lythampartners.com

Safe Harbor Statement:

This Press Release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to: projections of future financial performance; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; the estimated prevalence rate of subclinical mastitis; future market share of and revenue generated by current products and products still in development; future sources of fmancial support for our product development, manufacturing and marketing efforts; the future adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the future adequacy of our working capital and the availability and cost of third party financing; timing and future costs of a facility to produce the Drug Substance (our active pharmaceutical ingredient, Nisin); the timing and outcome of pending or anticipated applications for regulatory approvals; future regulatory requirements relating to our products; future expense ratios and margins; future compliance with bank debt covenants; costs associated with sustaining compliance with cGMP regulations in our current operations and attaining such compliance for the facility to produce the Drug Substance; factors that may affect the dairy and beef industries and future demand for our products; our effectiveness in competing against competitors within both our existing and our anticipated product markets; the cost-effectiveness of additional sales and marketing expenditures and resources; the accuracy of our understanding of our distributors’ ordering patterns; anticipated changes in our manufacturing capabilities and efficiencies; anticipated competitive and market conditions; and any other statements that are not historical facts. Forward-looking statements can be identified by the use of words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts” and similar words and expressions. In addition, there can be no assurance that future developments affecting us will be those that we anticipate. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of our products, competition within our anticipated product markets, customer acceptance of our new and existing products, alignment between our manufacturing resources and product demand, the uncertainties associated with product development and Drug Substance manufacturing, actual as compared to expected or estimated costs of expanding our manufacturing facilities, our potential reliance upon third parties for financial support, products and services, changes in laws and regulations, decision making by regulatory authorities, possible dilutive impacts on existing stockholders from any equity financing transactions in which we may engage, currency values and fluctuations and other risks detailed from time to time in filings we make with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements are based on our current expectations, but actual results may differ materially due to various factors, including the risk factors discussed above.

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